Exhibit 5.1

WILSON SONSINI GOODRICH & ROSATI PROFESSIONAL CORPORATION 12235 EL CAMINO REAL SAN DIEGO, CA 92130-3002 O: 858-350-2300 F: 858-350-2399

May 21, 2021

ImmunityBio, Inc.

3530 John Hopkins Court

San Diego, California 92121

Re:	Post-Effective Amendment on Form S-3

Ladies and Gentlemen:

We have examined the Post-Effective Amendment on Form S-3 to the Registration Statement on Form S-4 (the “Post-Effective Amendment”) to be filed by ImmunityBio, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended, of an aggregate of 1,094,377 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, to be issued under the Amended and Restated ImmunityBio, Inc. 2015 Stock Incentive Plan and forms of agreements thereunder (the “Plan”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C. WILSON SONSINI GOODRICH & ROSATI Professional Corporation